UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2020

BROWN & BROWN, INC.

(Exact name of registrant as specified in its charter)

Florida	001-13619	59-0864469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Ridgewood Avenue, Daytona Beach, Florida 32114

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (386) 252-9601

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 Par Value	BRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 30, 2020, the Company borrowed $250 million under the Company’s Amended and Restated Credit Agreement, dated June 28, 2017 (the “Credit Agreement”), with the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Royal Bank of Canada, and SunTrust Bank and co-syndication agents, and U.S. Bank National Association, BMO Harris Bank, N.A., Fifth Third Bank, Wells Fargo Bank, National Association, and PNC Bank, National Association as co-documentation agents (the “Revolving Credit Facility”). The proceeds are expected to be used in conjunction with the payment of the purchase price for the previously announced acquisition of LP Insurance Services LLC and for additional liquidity to further strengthen the Company’s financial position and balance sheet in the event cash receipts from customers or carrier partners are delayed due to the COVID-19 pandemic.

As of the date of filing this Current Report on Form 8-K, there is $450.0 million outstanding under the Revolving Credit Facility.

Some of the agents and lenders under the Credit Agreement or their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2020

BROWN & BROWN, INC.

By:	/S/ R. Andrew Watts
R. Andrew Watts Executive Vice President, Treasurer and Chief Financial Officer